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Exhibit 16.1

October 26, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by ESG Inc. (the “Company”) under Item 4.01 of its Current Report on Form 8-K with a Date of Report of October 26, 2026. We agree with the statements concerning our firm contained in Item 4.01(a) of that report.

We have no basis on which to agree or disagree with the statements contained in Item 4.01(b) of that report.

Very truly yours,

/s/TQ International, PLLC